AMENDMENT TO EMPLOYMENT AGREEMENT

     This Amendment to Employment Agreement (the “Amendment”) is made by and between Goldleaf Financial Solutions, Inc. (f/k/a Private Business, Inc.), a Tennessee corporation (“Company”) and G. Lynn Boggs, an individual resident of Georgia (“Executive”), on May 10, 2007 to be effective as of May 1, 2007.

     The Company and Executive are parties to an Employment Agreement dated December 9, 2005 (the “Employment Agreement”);

     In exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Employment Agreement as follows:

     1. Compensation and Benefits.

          1.1 Section 4(a) of the Employment Agreement is hereby amended by deleting that section in its entirety and replacing it with the following:

               The Company shall pay the Executive a minimum salary of $533,000 per annum in accordance with the salary payment practices of the Company, effective January 1, 2007. The Board (or the Compensation Committee) shall review the Executive’s salary at least annually; provided, however, that the salary of the Executive shall not be decreased to a rate less than $533,000 per annum. The Company shall also pay to the Executive directors’ fees for his service on the Board of the Company or any of its subsidiaries in accordance with the director compensation practices of the Company, provided that in no event shall the Company be obligated to pay Executive any director fees for his service as a director for the Company or any of its subsidiaries occurring after May 1, 2009.

          1.2 Section 4(b) of the Employment Agreement is hereby amended by deleting that section in its entirety and replacing it with the following:

               The Executive shall be eligible to participate in any management incentive programs established by the Company and to receive incentive compensation based upon achievement of the targeted levels of performance and such other criteria as the Board or Compensation Committee may establish from time to time. For the fiscal year 2007, Executive shall be eligible for a target bonus equal to 50% of Executive’s base salary.

          1.3 Section 4(e) of the Agreement is hereby deleted in its entirety and replaced with the following:

               The Company has previously paid $65,000 to a certain country club for Executive’s use and benefit as Executive’s required membership deposit. In the event Executive ceases to be a member of this country club during the Term, Executive shall pay

$65,000.00 to the Company in exchange for the full legal ownership rights in and to the membership deposit. Notwithstanding the foregoing, commencing May 1, 2007, so long as Executive remains a member of the country club, Executive’s obligation to reimburse the Company the $65,000.00 deposit amount shall be reduced by $2,708.33 per month for each calendar month Executive continues as a member of the country club. The Company’s monthly reduction of Executive’s obligation to pay the full $65,000 back to the Company shall be treated as compensation to Executive and reported on appropriate state and federal tax reporting and withholding forms. If Executive ceases to be a member of the country club effective as of any day other than the last day of the month, Executive shall be entitled to receive a full month’s credit ($2,708.33) for the month of termination of membership.

     2. No Other Amendment. Except as amended hereby, the provisions of the Employment Agreement shall remain in full force and effect.

     3. Miscellaneous. No waiver of any of the provisions of this Amendment will be valid unless it is in writing and signed by the parties. Any paragraph headings in this Amendment are for convenience of reference only and will not be deemed to limit or affect any of the provisions hereof. This Amendment may be executed simultaneously in two or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. This Amendment will be construed, interpreted and enforced in accordance with the substantive laws of the State of Georgia, without regard to principles of conflicts of law. Unless otherwise provided herein, all capitalized terms in this Amendment are given the meaning ascribed thereto in the Employment Agreement.

GOLDLEAF FINANCIAL SOLUTIONS, INC.
By:	/s/ Michael Berman

Name:	Michael Berman

Title:	General Counsel and Corporate Secretary

EXECUTIVE

/s/ G. Lynn Boggs
G. Lynn Boggs